Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of American Assets Trust, Inc. (the “Company”), for the registration of its common stock, preferred stock, depositary shares, warrants, rights, and units and to the incorporation by reference therein of (i) our report dated March 30, 2011 with respect to the balance sheet of American Assets Trust, Inc. as of December 31, 2010; (ii) our report dated March 30, 2011 with respect to the combined financial statements of American Assets Trust, Inc. Predecessor at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010; (iii) our report dated September 13, 2010 with respect to the financial statements of Novato FF Venture, LLC at December 31, 2009 and 2008, and for each of the two years in the period ended December 31, 2009; all included in its Annual Report (Form 10-K) for the year ended December 31, 2010; (iv) our report dated May 19, 2011 with respect to the statements of revenues and certain expenses of First & Main for the year ended December 31, 2010, included in the Current Report on Form 8-K/A filed on May 20, 2011, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 7, 2012